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                                                                    EXHIBIT 23.1

                  CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS



We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-35857) and related prospectus of Echo Bay Mines Ltd. and Echo Bay Resources, Inc., the Registration Statement (Form S-8 No. 2-84687) pertaining to the Employee Share Incentive Plan of Echo Bay Mines Ltd. and the Registration Statement (Form S-8 No. 33-91696) pertaining to the Director Equity Plan and amending the Employee Share Incentive Plan of Echo Bay Mines Ltd. of our report dated January 26, 1998, except for Notes 7, 18 and 19, as to which the date is March 17, 1998, with respect to the consolidated financial statements of Echo Bay Mines Ltd. included in this Annual Report (Form 10-K) for the year ended December 31, 1997.



Edmonton, Canada                    /s/ Ernst & Young
March 27, 1998                      Chartered Accountants